March 21, 2011

RE: 2010 Annual Report

Dear NNN 2002 Value Fund Investor:

Enclosed please find a copy of NNN 2002 Value Fund, LLC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the U.S. Securities and Exchange Commission on March 4, 2011. We encourage you to read the Form 10-K, which includes detailed business, financial and property information regarding NNN 2002 Value Fund, LLC.

As you know, pursuant to our plan of liquidation, the top priorities of NNN 2002 Value Fund, LLC are to dispose of its 12.3 percent ownership interest in Congress Center, distribute all available proceeds to our unit holders, and to wind up operations. As previously disclosed in our Quarterly Report for the quarter ended September 30, 2010, we currently expect to sell our interest in Congress Center by the end of 2012 and anticipate completing our plan of liquidation by March 31, 2013; however, we can provide no assurances that we will be able to accomplish this goal within the expected timeframe.

Until we are able to accomplish a sale of our interest in Congress Center, we are committed to managing the property to maintain or improve its value while maximizing cash flow from its operations. Our strategy to increase the potential value of the property by aggressively marketing rentable space and extending and renewing existing tenant leases has been met with marked success.

•	In May 2009, we entered into a lease agreement for approximately 28,000 square feet of space that will be occupied by the Internal Revenue Service. The lease is for a period of 10 years (seven years firm), and occupancy is expected to commence in the second quarter of 2011.

•	In January 2010, we executed a lease extension with one of the property’s largest tenants, AKZO Nobel, which occupies 91,000 square feet at Congress Center. The six-year lease extension ties this attractive tenant to the property through at least 2019, adding valuable stability to the rent roll.

•	In June 2010, we executed a lease for approximately 44,000 square feet of previously vacant space that will be occupied by the U.S. Department of Justice. This lease is for a period of 10 years (five years firm). We anticipate that the Department of Justice will occupy the space in the third quarter of 2011. This lease delivers another credit-worthy tenant for an extended period to Congress Center.

•	In October 2010, we completed a nearly 42,000-square-foot lease renewal with North American Company for Life and Health Insurance, helping to maintain the highest occupancy rate the property has achieved since it was delivered to the market in 2001.

•	Most recently, we secured an additional 6,000 square feet of space with the Department of Justice. The agency originally signed a 44,000-square-foot lease, but in the course of designing its space plan, expanded its 10-year lease to occupy a total of 50,000 square feet.

•	During the past 18 months, we have executed or extended leases totaling more than 216,000 square feet of space with highly attractive credit-worthy tenants.

•	Once the Internal Revenue Service and Department of Justice commence occupancy, Congress Center’s occupancy rate will be at 95 percent, which far outperforms the occupancy of the surrounding sub-market of only 82.6 percent.

We will continue to aggressively pursue our leasing efforts in order to maximize cash flow and property value to achieve the most valuable possible sale of our ownership interest in Congress Center. We will also continue to share regular updates with you regarding the property and its ongoing operations.

Should you have any questions or require additional information, an investor services representative is available to assist you at (877) 888-7348.

Sincerely,

/s/ Steven M. Shipp
Steven M. Shipp
Executive Vice President, Portfolio Management

Grubb & Ellis Realty Investors, LLC,

Manager of NNN 2002 Value Fund, LLC